Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of its Annual Report

Licensing agreement completed with Endo Pharmaceuticals for BEMA Buprenorphine worth up to $180 million plus royalties

$45 million upfront and milestone from Endo agreement

adds to existing $10.8 million in cash at year-end 2011

BEMA Buprenorphine Phase 3 and BNX pivotal registration studies to begin third quarter 2012

RALEIGH, N.C., March 19, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2011, with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of the Company’s achievements and an update on business operations and upcoming milestones for 2012.

In 2011, BDSI made significant strides in progressing development of its two lead products, BEMA Buprenorphine for chronic pain and BEMA Buprenorphine/Naloxone (BNX) for opioid dependence. As such, but as expected, BDSI increased its expenditures and therefore reported a net loss of $23.3 million, or ($0.82) per share, for the twelve months ending December 31, 2011, as compared to a net loss of $13.0 million, or $(0.56) per share, for the twelve months ending December 31, 2010. The increased net loss is due primarily to increased research and development expenses which totaled $20.8 million in 2011, compared to $10.6 million in 2010. Conduct of the Phase 3 trial for BEMA Buprenorphine in chronic pain and initial studies for BNX are primarily responsible for higher research and development expenses in 2011.

At December 31, 2011, BDSI had $10.8 million in cash compared to $18.2 million at December 31, 2010. BDSI received an upfront payment of $30 million in early January 2012 with the signing of a license and development agreement with Endo Pharmaceuticals, Inc. (NASDAQ: ENDP) for BEMA Buprenorphine for the treatment of chronic pain. A $15 million milestone payment, for granting of a patent extending the exclusivity of BEMA Buprenorphine and BNX through 2027, is expected by the end of second quarter 2012. The allowance of the patent was made by the United States Patent and Trademark Office (USPTO) in February 2012, while the formal granting that triggers this milestone payment typically occurs within 3 months of the allowance.

“The past fifteen months have been very exciting for BDSI as we have made significant progress in prudently deploying our resources and moving our company forward,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We are very pleased to partner with a company of the caliber of Endo Pharmaceuticals for BEMA Buprenorphine for chronic pain, with whom we are working towards initiation of two Phase 3 studies in the third quarter of this year. With Endo’s added involvement in this development program and experience in pain, we believe the probability of a positive outcome in this program is enhanced. In addition, BEMA Buprenorphine is extremely complimentary to Endo’s already impressive pain franchise and represents the only Schedule 3 opioid in their branded portfolio. We continue to believe that BEMA Buprenorphine has the potential to achieve peak sales in excess of $500 million.”

According to Dr. Andrew Finn, Executive Vice President of Product Development, “As it relates to BNX, we began 2012 with a meeting with FDA and obtained clear guidance on this program that could lead to an NDA submission in the first half of 2013 and subsequently allow us to enter the rapidly growing market for the treatment of opioid dependence. BNX has the opportunity to be the first branded transmucosal buprenorphine/naloxone product to compete with Suboxone, which achieved sales in excess of $1.2 billion in 2011 and continues to grow.”

2011 Corporate Update

By way of review, the following are key events that occurred at BDSI over the past 15 months:

•	Quality Financing. Secured a financing in March 2011 yielding gross proceeds of $15 million with fundamental health care investors at market terms and without warrant coverage.

•

BEMA Buprenorphine - Chronic Pain. Completed and announced results of the Phase 3, randomized, placebo-controlled clinical study of BEMA Buprenorphine for the treatment of moderate to severe chronic low back pain in a mixed population of opioid naïve and experienced patients. While the primary endpoint, overall pain intensity difference between BEMA Buprenorphine and placebo, was not achieved, a near statistically significant difference between BEMA Buprenorphine and placebo was seen in the opioid experienced group of patients in the trial (p=0.067), and further, when eliminating the group of patients that did not titrate beyond the starting dose, a statistically significant difference between BEMA Buprenorphine and placebo (p=0.025) was identified. The knowledge gained in the study is being directly applied in partnership with Endo to the design of two additional Phase 3 trials anticipated to start in the third quarter of 2012. BDSI believes such knowledge will enhance the probability of such trials meeting their primary endpoints.

•

BNX - Opioid Dependence. Obtained positive results from two studies assessing the pharmacokinetics of BNX. Results of the studies demonstrated the ability of the BEMA formulation to meet the key pharmacokinetic goal of delivering plasma concentrations of buprenorphine in the range needed to treat opioid dependence while minimizing the exposure to the abuse deterrent, naloxone. Results of the studies were shared with FDA and an agreement was reached on the development program for BNX that is anticipated to result in a New Drug Application (NDA) for the treatment of opioid dependence in the first half of 2013. Key data results from the pivotal pharmacokinetic study versus Suboxone are due in late third quarter of this year.

•

Endo License and Development Agreement. Signed a worldwide license and development agreement with Endo for the exclusive rights to develop and commercialize BEMA Buprenorphine for the treatment of chronic pain. The agreement, worth up to $180 million to BDSI if all milestones are met, included an upfront payment of $30 million at signing and a tiered mid to upper-teen royalty on net sales in the U.S.

•

BEMA Exclusivity Patent. Allowance by the U.S. Patent and Trademark Office (USPTO) of a patent application extending the exclusivity of the BioErodible MucoAdhesive (BEMA) technology for BEMA products containing buprenorphine from 2020 to 2027. Upon final granting, expected in the second quarter of 2012, BDSI will receive a milestone payment from Endo in the amount of $15 million.

•

ONSOLIS. Achieved commercial launch and availability of ONSOLIS in Canada during third quarter of 2011 and regulatory submissions in Taiwan and Australia. On December 29, 2011, the U.S. Food and Drug Administration (FDA) approved a class-wide REMS program covering all transmucosal fentanyl products. The program, referred to as the Transmucosal Immediate Release Fentanyl (TIRF) REMS Access Program, puts in place one common REMS program and ends the disparity in prescribing requirements for ONSOLIS. However, on March 12, 2012, BDSI announced that a U.S. re-launch of ONSOLIS would be delayed until the product formulation can be modified to address certain appearance issues recently noted by FDA. BDSI believes that such appearance issues do not affect the product’s underlying integrity or safety, has identified the cause of such issues and will work with its commercial partners and FDA to address the concerns.

•

MonoSol Litigation. Significant progress was made in defense of the process patent infringement lawsuit served against BDSI and its partners for ONSOLIS by MonoSol Rx, LLC (MonoSol). MonoSol’s assertion of patent infringement relate to BDSI’s confidential, proprietary manufacturing process for ONSOLIS, which is kept by BDSI as a trade secret. BDSI submitted requests for reexamination by the USPTO of the three patents MonoSol asserted against BDSI. In November 2011, the USPTO notified BDSI that it had rejected all 191 claims of the first asserted patent (the ‘588 patent). That was followed in February 2012 by rejection of all claims in the second asserted patent (the ‘292 patent), and finally in March 2012, the USPTO notified BDSI of rejection of all claims in the third asserted patent (the ‘891 patent). In total, all claims in multiple patents (in this case three totaling 222 claims) were rejected by the USPTO. As a result of the USPTO action, the judge has placed a stay on further litigation pending a final judgment by the USPTO. BDSI intends to continue its aggressive defense of this matter to what BDSI believes will be a positive resolution for the company.

Anticipated 2012 Milestones

In 2012, BDSI is focusing its resources on achievement of the following key milestones:

•

Initiation of two Phase 3 Studies for BEMA Buprenorphine. In the third quarter of 2012, BDSI expects to initiate two Phase 3 efficacy studies for BEMA Buprenorphine for chronic lower back pain, one in opioid experienced and one in opioid naïve patient groups.

•

BNX registration studies begin. BDSI will work to advance the development of BNX for the treatment of opioid dependence through completion of the pivotal pharmacokinetic study and initiation of the safety study, allowing for a potential NDA submission in the first half of 2013. The data from the pivotal pharmacokinetic study is anticipated in late third quarter of 2012.

•

Launch of BREAKYL in Europe. BDSI expects its commercial partner, Meda, to launch BREAKYL (brand name for ONSOLIS in the E.U.) in the E.U. during the second half of 2012, which would result in a milestone payment to BDSI of $5 million.

•

Reformulation of ONSOLIS for U.S. Market. BDSI will work with FDA and Meda to address the appearances issues noted by FDA with the aim of re-launching the product in the U.S. under a class-wide REMS program. BDSI will provide updates on the timing for these efforts as information is available.

“We look forward to another exciting year ahead and thank our shareholders for their continued support,” said Dr. Sirgo. “Our product pipeline is strong as we move into 2012, behind the aggressive development of BEMA Buprenorphine and BNX in the substantial and growing pain and opioid dependence markets. Our licensing deal with Endo offers great promise for the future of BEMA Buprenorphine and its role in the treatment of chronic pain, and we continue to believe that there remains significant upside potential in the treatment of opioid dependence, where we have the opportunity to be the next branded transmucosal buprenorphine/naloxone product to reach the rapidly growing opioid dependence market. We believe there is a significant opportunity to enhance the value of the company this year behind the continued progress of our key assets, BEMA Buprenorphine and BNX.”

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things,

certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s 2012 initiatives described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com